Exhibit 99.1

Vinco Ventures, Inc. (BBIG) Announces Filing of Form 10 Registration Statement in

Connection with Planned Spin-Off of Cryptyde, Inc. (TYDE)

FAIRPORT, NY., November 8, 2021, Vinco Ventures, Inc. (NASDAQ: BBIG) (“Vinco”) today announced the filing of a Form 10 registration statement with the United States Securities and Exchange Commission (“SEC”) in connection with the planned spin-off of its subsidiary Cryptyde, Inc. The spin-off would make Cryptyde a stand-alone, publicly traded Nasdaq listed company under the ticker symbol TYDE. Vinco will continue to trade under the BBIG ticker symbol on Nasdaq following completion of the planned spin-off and currently planned subsequent merger with Zash Global Media and Entertainment Corp. The Cryptyde executive team has been transitioned from Vinco, with former Vinco Chief Strategy Officer, Brian McFadden, named Chief Executive Officer of Cryptyde, Vinco Chief Financial Officer, Brent Vroman, named Chief Financial Officer of Cryptyde, with him serving in both capacities as his duties are transitioned to the new Vinco CFO previously named, and the majority of the board of directors of Cryptyde consisting of former Vinco board members.

The Form 10 includes detailed information about Cryptyde, including historical financial information, as well as business strategy, risk factors and legal and financial disclosures:

●	Distribution ratio in the spin-off is 1 share of Cryptyde common stock for every 10 shares of Vinco common stock.

○	For example, if a stockholder holds 1,000 shares of Vinco (BBIG), they would receive 100 shares of Cryptyde (TYDE).

●	Distribution is currently anticipated to be tax free.
●	Currently expected number of outstanding shares of Cryptyde common stock is approximately 19 million.

“We believe the spin-off will provide significant benefits for Cryptyde, Vinco and their shareholders, enabling each company to enhance its strategic and operational focus, and improve resource allocation,” said Lisa King, Chief Executive Officer of Vinco. “We believe Vinco and Cryptyde will be well positioned to pursue distinct strategic agendas, and build long term shareholder value for both companies,” Ms. King concluded.

Upon completion of the spin-off, holders of Vinco will continue to maintain their existing ownership interest in Vinco (BBIG). Shareholders of Vinco as of the record date for the distribution will be granted shares in the new stand-alone, publicly-traded company, Cryptyde (TYDE).

“Our filing of the Form 10 is an important step in the process of creating two independent public companies, executing distinct growth strategies, that we believe will allow each company to leverage its competitive advantages and serve distinct end users and markets globally - all while enabling both companies to realize their potential shareholder value,” said Brian McFadden, Chief Executive Officer of Cryptyde.

About Vinco Ventures, Inc.

Vinco Ventures, Inc. (BBIG) (“Vinco”) is focused on the development of digital media and content technologies. Vinco’s consolidated subsidiary, ZVV Media Partners, LLC, a joint venture of Vinco and Zash Global Media and Entertainment Corp. (“Zash”), has an 80% ownership interest in Lomotif Private Limited. Vinco and Zash have announced their plan to complete a merger transaction. For more information visit investors.vincoventures.com.

Cryptyde Inc.

Cryptyde is focused on leveraging blockchain technology to disrupt consumer facing industries. Current operations include E-NFT.com, a Streaming Music NFT Platform, and CW Machines LLC, a crypto mining ecosystem which seeks to leverage Cryptyde’s knowledge of blockchain technologies to bring BTC mining to a price point for the everyday consumer. Cryptyde will also include the Ferguson Containers business of Vinco.

About Lomotif

Lomotif is a video-sharing social networking platform that is democratizing video creation. Since the company was co-founded by video enthusiast Paul Yang in 2014, Lomotif has been granted three technology patents focused on empowering creators to share and watch short videos with ease through remix and collaboration. Yang’s vision is to build the world’s largest video vocabulary to accelerate the world’s transition to video-first expression. Lomotif, available in the Apple and Google stores, is a downloadable app designed with a focus on hip hop, rap, and urban culture across the United States and Latin America. For additional information about Lomotif Private Limited, please visit Lomotif’s website at www.lomotif.com.

Forward-Looking Statements and Disclaimers

This press release contains “forward-looking statements” as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which are based upon beliefs of, and information currently available to, Vinco’s and Cryptyde’s management as well as estimates and assumptions made by Vinco’s and Cryptyde’s management. These statements can be identified by the fact that they do not relate strictly to historic or current facts. When used in this presentation the words “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate,” “projected,” and other words or the negative of these terms and similar expressions as they relate to the applicable company or its management identify forward-looking statements. Such statements reflect the current view of Vinco and Cryptyde with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to each company’s industry, operations and results of operations. Such factors include, but are not limited to, uncertainties as to the completion and timing of the spin-off, the failure to satisfy any conditions to complete the spin-off as specified in the Form 10, the expected tax treatment of the spin-off and the impact of the spin-off on the businesses of Vinco and Cryptyde, and such other risks and uncertainties described more fully in documents filed by Vinco and Cryptyde with or furnished to the Securities and Exchange Commission, including the risk factors discussed in Cryptyde’s Form 10, Vinco’s Annual Report on Form 10-K for the period ended December 31, 2020 filed on April 15, 2021, and Vinco’s Quarterly Reports on Form 10-Q filed thereafter, which are available at www.sec.gov. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although each company believes that the expectations reflected in the forward-looking statements are reasonable, the companies cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, neither company intends to update any of the forward-looking statements to conform these statements to actual results. The spin-off is subject to certain conditions as described in Cryptyde’s Form 10, including the effectiveness of the Form 10, Nasdaq approval of the listing of Cryptyde shares, receipt of an opinion from tax counsel regarding the tax-free nature of the distribution, Vinco having the requisite surplus under Nevada law to effect the distribution of Cryptyde shares, and final approval and declaration of the distribution by Vinco’s Board of Directors. There can be no assurance regarding the ultimate timing of the spin-off or that it will be completed.

Media Contact

Jason Magner

Rogers & Cowan PMK

310-854-8128

Jason.magner@rogersandcowanpmk.com

Investor Relations

Jason Magner

Rogers & Cowan PMK

310-854-8128

Jason.magner@rogersandcowanpmk.com

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